Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS

•	Revenues up 15 percent to $5.8 billion, up 16 percent excluding currency changes
•	Diluted earnings per share up 11 percent to $1.20
•	NIKE Brand futures orders up 15 percent, up 18 percent excluding currency changes
•	Inventories up 32 percent

BEAVERTON, Ore., Mar. 22, 2012 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2012 third quarter ended February 29, 2012. Earnings per share for the quarter rose 11 percent as a result of continued strong demand for NIKE, Inc. brands, SG&A expense leverage and a lower average share count, which more than offset the impact of a lower gross margin and a higher effective tax rate.

“We had a strong third quarter. Our relentless focus on innovation delivered powerful new products and services for athletes and consumers, and continues to drive value to our shareholders,” said Mark Parker, President and CEO, NIKE, Inc. “The environment remains volatile, but I’m optimistic about the future. We’re starting a great season of major sports events and we have a pipeline full of innovation to fuel growth over the long term."*

Third Quarter Income Statement Review

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Revenues for NIKE, Inc. increased 15 percent to $5.8 billion, up 16 percent on a currency-neutral basis. Excluding the impacts of changes in foreign currency, NIKE Brand revenues rose 16 percent with growth in every geography except Japan and in all key categories. Revenues for Other Businesses increased 12 percent with minimal impact from changes in currency exchange rates; Converse, Hurley, NIKE Golf and Umbro all grew compared to the prior year while Cole Haan was essentially flat to last year.

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Gross margin declined 200 basis points to 43.8 percent due primarily to higher product costs, which more than offset the positive effects of price increases, growing sales in our Direct to Consumer operations, and ongoing product cost reduction initiatives.

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Selling and administrative expenses grew at a lower rate than revenue, up 10 percent to $1.8 billion. Demand creation expenses increased 6 percent to $615 million driven by marketing support for key product launches, sports marketing expense and investments in retail product presentation for wholesale accounts. Operating overhead expenses increased 12 percent to $1.2 billion due to additional investments made in our wholesale and Direct to Consumer businesses.

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Other income, net was $11 million, primarily comprised of net foreign exchange gains and other non-operating items. For the quarter, we estimate the year-over-year change in foreign currency related gains and losses included in Other (income) expense, net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits did not have a significant impact on Income before income taxes.

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The Effective tax rate was 27.3 percent compared to 26.0 percent for the same period last year. The increase was due to the adjustment of a deferred tax asset related to foreign operations and changes in reserves this year, as well as comparisons to the prior year quarter which benefitted from the retroactive reinstatement of the U.S. R&D tax credit.

•	Net income increased 7 percent to $560 million and Diluted earnings per share increased 11 percent to $1.20, reflecting a 4 percent decline in the weighted average diluted common shares outstanding.

February 29, 2012 Balance Sheet Review

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Inventories for NIKE, Inc. were $3.4 billion. NIKE, Inc. and NIKE Brand inventories both increased 32 percent from February 28, 2011. Approximately 20 percentage points of the increase in NIKE Brand inventories was due to significantly higher product input costs and changes in product mix. The remaining 12 percentage points of the increase were primarily due to higher wholesale unit inventories in support of strong demand and as a result of more timely deliveries from our product suppliers. Relative to revenues and futures orders, current unit inventories remain broadly consistent with levels reported prior to the 2009 – 2010 economic downturn.

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Cash and short-term investments were $3.2 billion; $1.3 billion lower than last year as higher working capital investments reduced free cash flow from operations, while dividends and long-term debt repayments increased year-on-year.

Share Repurchases

During the third quarter, a total of 2.5 million shares were repurchased for approximately $239 million as part of our four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the third quarter, a total of 48.1 million shares were repurchased for approximately $3.9 billion under this program.

Futures Orders

As of the end of the quarter worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from March through July 2012, totaled $9.4 billion, 15 percent higher than orders reported for the same period last year. Changes in foreign currency exchange rates reduced reported futures orders by 3 percentage points.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on March 22, 2012, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 29, 2012.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro International Limited, which designs, distributes and licenses athletic and casual footwear, apparel and equipment, primarily for global football (soccer). For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED FEBRUARY 29, 2012
(Dollars in millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	02/29/2012	02/28/2011	% Chg	02/29/2012	02/28/2011	% Chg
Revenues	$5,846	$5,079	15%	$17,658	$15,096	17%
Cost of sales	3,285	2,752	19%	9,954	8,142	22%
Gross profit	2,561	2,327	10%	7,704	6,954	11%
Gross margin	43.8%	45.8%		43.6%	46.1%

Demand creation expense	615	578	6%	1,951	1,831	7%
Operating overhead expense	1,187	1,059	12%	3,494	3,090	13%
Total selling and administrative expense	1,802	1,637	10%	5,445	4,921	11%
% of revenue	30.8%	32.2%		30.8%	32.6%

Other (income) expense, net	(11)	(17)	-35%	16	(38)	-
Interest expense, net	-	-	-	3	-	-

Income before income taxes	770	707	9%	2,240	2,071	8%

Income taxes	210	184	14%	566	532	6%
Effective tax rate	27.3%	26.0%		25.3%	25.7%

Net income	$560	$523	7%	$1,674	$1,539	9%

Diluted EPS	$1.20	$1.08	11%	$3.56	$3.16	13%

Basic EPS	$1.22	$1.10	11%	$3.63	$3.22	13%

Weighted Average Common Shares Outstanding:
Diluted	467.3	485.5		470.2	487.7
Basic	457.5	475.3		460.6	477.6
Dividends declared	$0.36	$0.31		$1.03	$0.89

NIKE, Inc.

BALANCE SHEET	02/29/2012	02/28/2011	% Change
	(Dollars in millions)
ASSETS
Current assets:
Cash and equivalents	$2,021	$2,132	-5%
Short-term investments	1,176	2,333	-50%
Accounts receivable, net	3,296	2,985	10%
Inventories	3,356	2,536	32%
Deferred income taxes	311	286	9%
Prepaid expenses and other current assets	772	513	50%

Total current assets	10,932	10,785	1%

Property, plant and equipment	5,172	4,804	8%
Less accumulated depreciation	2,967	2,747	8%
Property, plant and equipment, net	2,205	2,057	7%

Identifiable intangible assets, net	534	472	13%
Goodwill	202	194	4%
Deferred income taxes and other assets	921	970	-5%

Total assets	$14,794	$14,478	2%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$49	$198	-75%
Notes payable	91	139	-35%
Accounts payable	1,298	1,147	13%
Accrued liabilities	1,913	1,745	10%
Income taxes payable	59	113	-48%

Total current liabilities	3,410	3,342	2%

Long-term debt	229	276	-17%
Deferred income taxes and other liabilities	979	958	2%
Redeemable preferred stock	-	-	-
Shareholders' equity	10,176	9,902	3%

Total liabilities and shareholders' equity	$14,794	$14,478	2%

NIKE, Inc.
	QUARTER ENDED				YEAR TO DATE ENDED
DIVISIONAL REVENUES1	02/29/2012	02/28/2011	% Change	% Change Excluding Currency Changes 2	02/29/2012	02/28/2011	% Change	% Change Excluding Currency Changes 2
	(Dollars in millions)				(Dollars in millions)
North America
Footwear	$1,470	$1,275	15%	15%	$4,219	$3,647	16%	16%
Apparel	573	480	19%	19%	1,866	1,533	22%	22%
Equipment	106	81	31%	29%	330	260	27%	27%
Total	2,149	1,836	17%	17%	6,415	5,440	18%	18%

Western Europe
Footwear	606	568	7%	8%	1,875	1,702	10%	4%
Apparel	305	302	1%	2%	1,045	984	6%	0%
Equipment	51	52	-2%	1%	185	165	12%	5%
Total	962	922	4%	6%	3,105	2,851	9%	2%

Central & Eastern Europe
Footwear	161	144	12%	19%	476	414	15%	15%
Apparel	96	92	4%	11%	330	275	20%	19%
Equipment	18	17	6%	15%	64	57	12%	12%
Total	275	253	9%	16%	870	746	17%	16%

Greater China
Footwear	449	333	35%	30%	1,116	843	32%	27%
Apparel	221	201	10%	6%	666	574	16%	11%
Equipment	24	20	20%	9%	90	79	14%	8%
Total	694	554	25%	21%	1,872	1,496	25%	19%

Japan
Footwear	108	100	8%	0%	310	279	11%	1%
Apparel	78	78	0%	-7%	231	223	4%	-5%
Equipment	15	17	-12%	-8%	48	48	0%	-8%
Total	201	195	3%	-3%	589	550	7%	-2%

Emerging Markets
Footwear	553	448	23%	30%	1,780	1,373	30%	29%
Apparel	187	148	26%	33%	602	480	25%	24%
Equipment	53	47	13%	18%	158	136	16%	16%
Total	793	643	23%	30%	2,540	1,989	28%	27%

Global Brand Divisions3	27	22	23%	22%	85	67	27%	20%

Total NIKE Brand	5,101	4,425	15%	16%	15,476	13,139	18%	15%

Other Businesses4	753	671	12%	12%	2,199	2,013	9%	8%
Corporate5	(8)	(17)	53%	46%	(17)	(56)	70%	38%

Total NIKE, Inc. Revenues	$5,846	$5,079	15%	16%	$17,658	$15,096	17%	14%

Total NIKE Brand
Footwear	$3,347	$2,868	17%	18%	$9,776	$8,258	18%	16%
Apparel	1,460	1,301	12%	13%	4,740	4,069	16%	13%
Equipment	267	234	14%	15%	875	745	17%	15%
Global Brand Divisions3	27	22	23%	22%	85	67	27%	20%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	02/29/2012	02/28/2011	Chg	02/29/2012	02/28/2011	Chg
	(Dollars in millions)

North America	$496	$419	18%	$1,448	$1,218	19%
Western Europe	149	163	-9%	464	588	-21%
Central & Eastern Europe	60	59	2%	163	177	-8%
Greater China	273	213	28%	664	551	21%
Japan	24	31	-23%	93	94	-1%
Emerging Markets	215	173	24%	652	491	33%
Global Brand Divisions3	(292)	(237)	-23%	(826)	(703)	-17%

Total NIKE Brand	925	821	13%	2,658	2,416	10%

Other Businesses4	87	85	2%	230	253	-9%
Corporate5	(242)	(199)	-22%	(645)	(598)	-8%

Total earnings before interest and taxes1,2	$770	$707	9%	$2,243	$2,071	8%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1	Reported Futures Orders	Excluding Currency Changes 2

North America	22%	22%
Western Europe	4%	10%
Central & Eastern Europe	12%	18%
Greater China	24%	20%
Japan	-3%	-3%
Emerging Markets	14%	22%

Total NIKE Brand Reported Futures	15%	18%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from March through July 2012.

The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.